UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2007

Activant Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-49489	94-2160013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7683 Southfront Road
Livermore, California 94551
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (925) 449-0606

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 3, 2007, Kathleen Crusco joined Activant Solutions Inc., or ASI, as its Senior Vice President and Chief Financial Officer. In connection with Ms. Crusco’s employment, ASI had entered into an offer letter agreement on March 19, 2007, the principal terms of which have previously been disclosed in ASI’s Current Report on Form 8-K, filed with the Securities Exchange Commission, or SEC, on March 22, 2007. Ms. Crusco also signed ASI’s form of indemnification agreement on May 3, 2007.
     The indemnification agreement provides that ASI and its parent company, Activant Group Inc., or AGI, which we refer to together as “Activant”, will indemnify and advance expenses to the indemnified officers and directors, or the indemnitees, to the fullest extent provided under ASI’s and AGI’s certificate of incorporation and bylaws, as in effect from time to time. ASI and AGI will not, without the prior written consent of each indemnitee, adopt any amendment to their respective certificates of incorporation, which would adversely affect the rights of the indemnitees, except as required by law. The right of such indemnitee to receive indemnification and advancement of expenses under this agreement is not exclusive of any other right, to which the indemnitee may, at any time be entitled. The agreement is valid for so long as such indemnitee serves as an officer or director of Activant, or at its request, any other entity, and terminates upon the later of (a) the expiration of six (6) years after the latest date that such indemnitee ceases to serve as an officer or director, (b) the final termination of all pending proceedings in respect of which such indemnitee is granted rights of indemnification or advancement of expenses, or (c) the expiration of all statutes of limitation applicable to possible claims arising out of such indemnitee’s status as an officer or director of Activant. The terms and provisions of the indemnification agreement are binding upon Activant’s successors and assigns.
     The foregoing summary of the material terms of the indemnification agreement is qualified in its entirety by reference to the form of indemnification agreement filed as Exhibit 10.1 to ASI’s Current Report on Form 8-K, filed with the SEC on March 8, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
By:	/S/ TIMOTHY F. TAICH
Name: Timothy F. Taich
Title: Vice President and General Counsel

Date: May 8, 2007